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                                                                   EXHIBIT 10.20




Credit Agreement, dated December 12, 1996, between Registrant and Bank of
America.
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[LOGO]
BANK OF AMERICA                                         BUSINESS LOAN AGREEMENT
NATIONAL TRUST AND SAVINGS ASSOCIATION


This Agreement dated as of December 12, 1996, is between Bank of America National Trust and Savings Association (the "Bank") and Special Devices, Incorporated, a Delaware corporation. (the "Borrower").

1.       FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1      LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a One of credit ("Facility No. 1") to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is Ten Million Dollars ($10,000,000).

(b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility No. 1 Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and May 1, 1998 (the "Facility No. 1 Expiration Date") unless the Borrower is in default.

1.3      INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate minus one-quarter (-0.25) percentage point.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4      REPAYMENT TERMS.

(a) The Borrower will pay interest on December 1, 1996, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of Facility No. 1 (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each Interest period, and on the last day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.





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1.6      FIXED RATE.  The Borrower may elect to have all or portions of the principal balance of Facility No. 1 bear interest at the Fixed Rate, subject to the following requirements:

(a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(b) The interest period during which the Fixed Rate will be in effect will be one year or less.

(c) Each Fixed Rate portion will be for an amount not less than the following:

         (i) for interest periods of 14 days or longer, Five Hundred Thousand Dollars ($500,000).

         (ii) for interest periods of 1 to 3 days, Five Million Dollars ($5,000,000).

         (iii) for interest periods of between 4 days and 13 days, an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(d) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of Facility No. 1 already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

                 (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

                 (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

1.7 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance of Facility No. 1 bear interest at the LIBOR Rate plus three-quarter (0.75) percentage point.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, or two weeks, or one, two, three, four, five, six, seven, eight nine, ten or eleven months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of one month or longer. For shorter maturities, each LIBOR Rate portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)





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                          LIBOR Rate = London Inter-Bank Offered Rate
                                       ------------------------------
                                          (1.00 - Reserve Percentage)

         Where,

         (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

         (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement The prepayment fee shall be equal to the amount (if any) by which:

         (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

         (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

1.8      LETTERS OF CREDIT.  This line of credit may be used for financing:





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         (i)     commercial letters of credit with a maximum maturity of 180 days but not to extend more than 180 days beyond the Facility No. 1 Expiration Date. Each commercial letter of credit will require drafts payable at sight.

         (ii) standby letters of credit with a maximum maturity of 1 year but not to extend more than 1 year beyond the Facility No. 1 Expiration Date.

         (iii) The amount of the letters of credit outstanding at any one time, (including amounts drawn on letters of credit and not yet reimbursed), may not exceed Five Hundred Thousand Dollars ($500,000) for,commercial letters of credit and Six Million Dollars ($6,000,000) for standby letters of credit.

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement.
         The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is an event of default under this Agreement, upon demand by the Bank, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(g) to pay the Bank a non-refundable fee equal to the greater of 1.25% per annum of the outstanding undrawn amount of each standby letter of credit or a minimum of Five Hundred Dollars ($500), payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

2.       FACILITY NO. 2: LINE OF CREDIT AMOUNT AND TERMS

2.1      LINE OF CREDIT AMOUNT.

(a) Until May 1, 1998 (the "Facility No. 2 Expiration Date"), the Bank will provide a line of credit ("Facility No. 2") to the Borrower. The amount of the line of credit (the "Facility No. 2 Commitment") is Twelve Million Dollars ($12,000,000).

(b) This is a revolving line of credit under which the Borrower may obtain advances ("Advances") and term loans ("Term Loans") at any time up to the Facility No. 2 Expiration Date. Until that date, Advances may be repaid (either from the Borrower's own funds or from the proceeds of a Term Loan) and reborrowed, subject to all of the terms and conditions of this Agreement.

(c)      Term Loans are subject to all of the following conditions:

         (i) Term Loans may be used only to repay any portion of the outstanding principal balance of Advances, to repay all of such outstanding principal balance on the Facility No. 2 Expiration Date, or for other purposes permitted under Paragraph 8.1 of this Agreement;





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         (ii)    Each Term Loan will be repaid in sixty (60) successive equal monthly installments, starting on the first day of the month following the month in which Term Loan was made. Amounts repaid may not be reborrowed:

         (iii) Each Term Loan will be in a minimum amount of One Million Dollars ($1,000,000), except for a Term Loan made on the Facility No. 2 Expiration Date, which may be in a lesser amount equal to the then-outstanding principal balance of all Advances;

         (iv) No more than four (4) Term Loans may be outstanding at any one time; and

         (v) No Term Loan may be obtained after the Facility No. 2 Expiration Date.

(d) The Borrower agrees not to permit the outstanding principal balance of all Advances and all Term Loans to exceed the Facility No. 2 Commitment at any time.

2.2 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate minus one-quarter (-0.25) percentage point.

2.3      REPAYMENT TERMS.

(a) The Borrower will pay interest on December 1, 1996, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay the principal amount of all Advances outstanding on the Facility No. 2 Expiration Date on that date. At the Borrower's option, such repayment may be made out of the proceeds of a Term Loan made on that date. On May 1, 2003, the Borrower will repay the remaining principal balance of Facility No. 2 plus any interest then due.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period.

2.4 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of Facility No. 2 bear interest at the rates described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

2.5 Fixed Rate. The Borrower may elect to have all or portions of the principal balance of Advances under Facility No. 2 bear interest at the Fixed Rate, subject to the following requirements:

(a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(b) The interest period during which the Fixed Rate will be in effect will be no shorter than 14 days and no longer than one year. Each interest period must end no later than the Facility No. 2 Expiration Date.

(c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) Any portion of the principal balance of Facility No. 2 already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

(e) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

         (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds





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         (ii)    the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

2.6 LIBOR Rate. The Borrower may elect to have all or portions of the principal balance of Advances under Facility No. 2 bear interest at the LIBOR Rate plus three-quarter (0.75) percentage point.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, or two weeks, or one, two, three, four, five, or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London interbank market. In any event, each interest period must end no later than the Facility No. 2 Expiration Date.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                           LIBOR Rate = London Inter-Bank Offered Rate
                                        ------------------------------
                                           (1.00 - Reserve Percentage)

         Where,

         (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

         (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

(e) Any portion of the principal balance of Facility No. 2 already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement The prepayment fee shall be equal to the amount (if any) by which:





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         (i)     the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(g) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

         (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

2.7 LONG TERM RATE. The Borrower may elect to have all or portions of the Term Loans under Facility No. 2 bear interest at the Long Term Rate, subject to the following requirements:

(a) The interest period during which the Long Term Rate will be in effect will be one year or more.

(b) The "Long Term Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(c) Each Long Term Rate portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(d) Any portion of the principal balance of the Facility No. 2 already bearing interest at the Long Term Rate will not be converted to a different rate during its interest period.

(e) The Borrower may prepay any Long Term Rate portion in whole or in part in the minimum amount of One Hundred Thousand Dollars ($100,000). The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on the Long Term Rate portion will be applied on the most remote principal installment or installments then unpaid.

(f) Each prepayment of a Long Term Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

(g) The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment as follows:

         (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the Long Term Rate;

         (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the following rate:

                 (A) If the Original Payment Date is more than 5 years after the date of prepayment: the Treasury Rate plus one-quarter of one percentage point:

                 (B) If the Original Payment Date is 5 years or less after the date of prepayment: the Money Market Rate.





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         (iii)   If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discounted monthly differences is the prepayment fee for that Prepaid Installment.

(h) The following definitions will apply to the calculation of the prepayment fee:

         "Money Market" means the domestic certificate of deposit market, the eurodollar deposit market or other appropriate money market selected by the Bank.

         "Money Market Rate" means the fixed interest rate per annum which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money Market from the date of prepayment through the Original Payment Date.

         "Original Payment Dates" means the dates on which principal of the Long Term Rate portion would have been paid if there had been no prepayment If a portion of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that portion will be the last day of the interest period.

         "Prepaid Installment" means the amount of the prepaid principal of the Long Term Rate portion which would have been paid on a single Original Payment Date.

         "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

(i) The Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the Long Term Rate portion. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.

3.       EXPENSES

(a) The Borrower agrees to immediately repay the Bank for reasonable expenses relating to this Agreement that include, but are not limited to, filing, recording and search fees, appraisal fees, and documentation fees.

(b) The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(c) The Borrower agrees to reimburse the Bank for the reasonable cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

4.       COLLATERAL

4.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)      Machinery, equipment, and fixtures.





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(b)      Inventory.

(c)      Receivables.

5.       DISBURSEMENTS, PAYMENTS AND COSTS

5.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

5.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.3      TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14656-01160, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

5.4      DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14656-01160, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account) on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date). If the Due Date is not a banking day, the Designated Account Will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount").

         If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

         (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

         (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

         Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at a LIBOR Rate, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

5.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Banks costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks and which arises after the date of this Agreement. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)      any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

5.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

5.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus two (2.0) percentage points. This may result in compounding of interest.

5.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum equal to Bank's Reference Rate plus two (2.0) percentage points.

6.       CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

6.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.9 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), and deeds of trust which the Bank requires.

6.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

6.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.5      OTHER ITEMS.  Any other items that the Bank reasonably requires.

7.       REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, the Borrower makes the following representations and warranties which survive until the Bank is repaid in full. Each request for an extension of credit constitutes a renewed representation.

7.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

7.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes except where such failure would not have a material adverse effect upon the Borrower.

7.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6 FINANCIAL INFORMATION. All financial and other related information that has been or will be supplied to the Bank, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

(b)      in form and content reasonably required by the Bank.

(c)      in compliance with all government regulations that apply.

7.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would materially impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others except for liens permitted by Paragraph 8.10(c) and other liens to which the Bank has consented in writing.

7.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.11 INCOME TAX RETURNS. the Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

7.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

8.       COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 USE OF PROCEEDS. To use the proceeds of (i) Facility No. 1 only for working capital and to facilitate the issuance of commercial and standby letters of credit; and (ii) Facility No. 2 to finance the acquisition of capital assets, and real estate construction and/or refinancing existing term debt.

8.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days after the date of filing with the Securities and Exchange Commission, copies of the Borrower's Form 10-K Annual Report containing the Borrower's audited financial statements with opinion acceptable to the Bank.

(b) Copies of the Borrower's Form 10-Q Quarterly Report within 60 days after the date of filing with the Securities and Exchange Commission.

8.3 QUICK RATIO. To maintain a ratio of quick assets to current liabilities of at least 1.15:1.0. This ratio shall be measured quarterly. "Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term Investments. Current liabilities to include the principal amount outstanding under Facility No. 1 but exclude understandings under the line portion of Facility No. 2.

8.4 TANGIBLE NET WORTH. To maintain on a quarterly basis, tangible net worth equal to at least the sum of the following.

(a)      Sixty Two Million Dollars ($62,000,000); plus

(b) 50% of net income after income taxes (without subtracting losses) earned in fiscal year 1997, and each fiscal year thereafter,

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

8.5 TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. To maintain a ratio of total liabilities to tangible net worth not exceeding 0.50:1.0. This ratio shall be measured quarterly. "Total liabilities" means the sum of current liabilities plus long term liabilities.

8.6 DEBT COVERAGE RATIO. To maintain a Debt Coverage Ratio of at least 1.75:1.0. This ratio shall be measured quarterly.

"Debt Coverage Ratio" means the ratio of: (i) the sum of, net profit after taxes, plus interest expense, plus depreciation and amortization, less dividends; to (ii) the sum of the current portion of long-term debt plus interest expense. This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis. The current portion of long term debt will be measured as of the last day of the current quarter and will exclude Facility No. 2 except for portions of any Term Loan due within one year.

8.7 PROFITABILITY. To maintain a positive net income after taxes and extraordinary items for each annual accounting period.

8.8 LIMITATION ON LOSSES. Not incur a net loss after taxes and before extraordinary items in any two (2) consecutive quarterly accounting periods.

8.9 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)      Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)      Obtaining surety bonds in the usual course of business.

(d) Additional purchase money debt for business purposes which do not exceed a total principal amount of Five Million Dollars ($5,000,000) outstanding at any one time.

8.10 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)      Deeds of trust and security agreements in favor of the Bank.

(b)      Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional Purchase money security interests in property acquired after the date of this Agreement if the total principal amount of debts secured by such liens does not exceed Five Million Dollars ($5,000,000) at any one time.

(e) Statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, bankers and other liens imposed by law and created in the ordinary course of business.

(f) Liens incurred and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits.

(g) Liens existing on assets of any person at the time such person is acquired in a transaction permitted under Paragraph 8.22(c), provided such lien was not created in contemplation of such acquisition and such lien does not encumber any assets other than the assets subject to such lien at the time of such acquisition.

(h) Other liens incidental to the conduct of the business or the ownership of the assets of the Borrower that (i) were not Incurred in connection with borrowed money, (ii) do not in the aggregate materially detract from the value of the assets subject thereto or materially impair the use thereof in the operation of such business and (iii) do not secure obligations aggregating in excess of $100,000.

8.11 CAPITAL EXPENDITURES. Not to spend or incur obligations for more than Fifteen Million Dollars ($15,000,000) in each fiscal year ending 1996 and 1997, and not more than Seven Million Five Hundred Thousand Dollars ($7,500,000) In any single fiscal year thereafter to acquire fixed or capital assets.

8.12 OUT OF DEBT PERIOD (FACILITY NO. 1). To repay any advances in full, and not to draw any additional advances on its Facility No.1, for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and May 1, 1997, and each subsequent one-year period (if any). For the purposes of this paragraph, "advances does not include undrawn amounts of outstanding letters of credit.

8.13     NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over One Million Dollars ($1,000,000) against the Borrower.

(b) any substantial dispute between the Borrower and any government authority.

(c)      any failure to comply with this Agreement.

(d) any material adverse change in the Borrowers financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

8.14     BOOKS AND RECORDS.  To maintain adequate books and records.

8.15 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.16 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations and orders of any government body with authority over the Borrower's business except where such failure to comply would not have a material adverse effect upon the Borrower.

8.17 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has that are necessary or useful for the conduct of its business.

8.18 MAINTENANCE OF PROPERTIES. To make any repairs, renewals or replacements necessary to keep the Borrower's properties in good working condition.

8.19 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens as the Bank may reasonably request, and reimburse it for related costs it incurs to protect its security interests and liens.

8.20 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.21     INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.22 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business except for incidental activities reasonably related thereto.

(b)      liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndication, or other combination; or acquire or purchase a business or its assets for a consideration, including assumption of debt, in excess of Five Million Dollars ($5,000,000) in the aggregate; provided that Borrower may consummate acquisitions in an aggregate amount not exceeding Five Million Dollars ($5,000,000) only so long as such acquisition would not otherwise constitute a breach of any term or covenant of this Agreement; and, provided, further, that Borrower shall not purchase or otherwise acquire any shares in any corporation or association or any interest in any other business entity or enter into any merger or consolidation if (i) the Borrower is not the surviving entity, or (ii) the Borrower has knowledge of facts or circumstances that such purchase or acquisition is likely to be hostile or unfriendly.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

9.       HAZARDOUS WASTE INDEMNIFICATION

The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation. manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutants or contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

10. DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

10.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing including any liens permitted under Paragraph 8.10(c) on or security interest in any property given as security for this loan.

10.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading Information or representations that are false or misleading in any material respect.

10.4 BANKRUPTCY. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

10.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

10.6 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Seven Million Dollars ($7,000.000) or more in excess of any insurance coverage.

10.7 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Million Dollars ($2,000,000) or more in excess of any insurance coverage and such judgment or award is not discharged or stayed within 30 days.

10.8 TRW CONTRACT. The Borrower's contract with TRW Inc relating to automotive airbags reduces for any reason TRW Inc's total requirement for the airbag components that TRW Inc purchases from the Borrower by an amount that represents, on an annualized basis at the time of reduction, 20% or more of the Borrowers total revenues.

10.9 GOVERNMENT ACTION. Any government authority takes action that materially adversely affects the Borrower's financial condition or ability to repay.

10.10 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's financial condition, properties, or ability to repay the loan.

10.11 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed.

10.12 DEFAULT UNDER RELATED DOCUMENTS. Any security agreement or other document required by this Agreement is violated or no longer in effect.

10.13 OTHER BANK AGREEMENTS. The Borrower fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank within 30 days of notice of such failure.

10.14 OTHER BREACH UNDER AGREEMENT. The Borrower fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

11.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2     CALIFORNIA LAW.  This Agreement is governed by California law.

11.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4     ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

         (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

         (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

         (iii)   Any violation of this Agreement; or

         (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

         (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

         (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

         (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

         (iv) The award that results from the decision of the referee (or the panel will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) This provision does not limit the right of the Borrower or the Bank to:

         (i)     exercise self-help remedies such as setoff;

         (ii) foreclose against or sell any real or personal property collateral; or

         (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                 (A)      an interim remedy; and/or

                 (B)      additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage. or to proceed by judicial foreclosure.

11.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

11.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

11.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit, and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

11.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

[LOGO]
BANK OF AMERICA                           SPECIAL DEVICES, INCORPORATED, A
NATIONAL TRUST AND SAVINGS ASSOCIATION    DELAWARE CORPORATION

X        /s/ RICK PANKOW                  X        /s/ THOMAS F. TREINAN
         -----------------------------             ----------------------------
By:      Rick Pankow                      By:      Thomas F. Treinan
Title:   Vice President                   Title:   Chief Executive Officer/
                                                   President

ADDRESS WHERE NOTICES TO THE              ADDRESS WHERE NOTICES TO THE
BANK ARE TO BE SENT:                      BORROWER ARE TO BE SENT:

5945 Canoga Avenue                        16830 W. Placerita Canyon
Woodland Hills, CA 91367                  Newhall, CA 91321

[LOGO]                                                        SECURITY AGREEMENT
BANK OF AMERICA                           (RECEIVABLES, INVENTORY AND EQUIPMENT)

1. THE SECURITY. The undersigned Special Devices, Incorporated (Borrower") hereby assigns and grants to Bank of America National Trust and Savings Association ("Bank") a security interest in the following described property ("Collateral"):

A. All of the following, whether now owned or hereafter acquired by Borrower accounts, contract rights, chattel paper, instruments, deposit accounts and general intangibles.

B.       All inventory now owned or hereafter acquired by Borrower.

C. All machinery, furniture, fixtures and other equipment of every type now owned or hereafter acquired by Borrower (including, but not limited to, the equipment described in the attached Equipment Description, if any).

D. All negotiable and nonnegotiable documents of title now owned or hereafter acquired by Borrower covering any of the above-described property.

E. All rights under contracts of insurance now owned or hereafter acquired by Borrower covering any of the above-described property.

F. All proceeds, product, rents and profits now owned or hereafter acquired by Borrower of any of the above-described property.

G. All books and records now owned or hereafter acquired by Borrower pertaining to any of the above-described property, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory ("Books and Records").

2. THE INDEBTEDNESS. The Collateral secures and will secure all indebtedness of Borrower to Bank. For the purposes of this Agreement "Indebtedness" means all loans and advances made by Bank to Borrower and all other obligations and liabilities of Borrower to Bank, whether now existing or hereafter incurred or created, whether voluntary or involuntary, whether due or not due, whether absolute or contingent, or whether incurred directly or acquired by Bank by assignment or otherwise. Unless Borrower shall have otherwise agreed in writing, Indebtedness, for the purposes of this Agreement, shall not include "consumer credit" subject to the disclosure requirements of the Federal Truth in Lending Act or any regulations promulgated thereunder.

3. BORROWER'S COVENANTS. Borrower covenants and warrants that unless compliance is waived by Bank in writing:

A. Borrower will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.

B. Borrower has notified Bank in writing of, and will notify Bank in writing prior to any change in, the locations of

         (i) Borrower's place of business or Borrower's chief executive office if Borrower has more than one place of business, and

         (ii)    any Collateral, including the Books and Records.

C. Borrower will notify Bank in writing prior to any change in Borrower's name, identity or business structure.

D. Borrower will maintain and keep in force insurance covering Collateral designated by Bank against fire and extended coverages. Such insurance shall require losses to be paid on a replacement cost basis, be issued by insurance companies acceptable to Bank and include a loss payable endorsement in favor of Bank in a form acceptable to Bank.

E. Except for liens permitted under the Business Loan Agreement between Borrower and Bank (e.g., permitted purchase money liens) Borrower has not granted and will not grant any security interest in any of the Collateral except to Bank, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except the security interest of Bank.

F. Borrower will not sell, lease, agree to sell or lease, or otherwise dispose of, or remove from Borrower's place of business (i) any inventory except in the ordinary course of business as heretofore conducted by Borrower, or (ii) any other Collateral except with the prior written consent of Bank and except for obsolete or worn-out equipment.

G. Borrower will promptly notify Bank in writing of any event which materially and adversely affects the value of the Collateral, the ability of Borrower or Bank to dispose of the Collateral, or the rights and remedies of Bank in relation thereto, including, but not limited to, the levy of any legal process against any Collateral and the adoption of any marketing order, arrangement or procedure affecting the Collateral, whether governmental or otherwise.

H. If any Collateral is or becomes the subject of any registration certificate or negotiable document of title, including any warehouse receipt or bill of lading, Borrower shall immediately deliver such document to Bank.

I. Borrower will not attach any Collateral to any real property or fixture in a manner which might cause such Collateral to become a part thereof unless Borrower first obtains the written consent of any owner, holder of any lien on the real property or fixture, or other person having an interest in such property to the removal by Bank of the Collateral from such real property or fixture. Such written consent shall be in form and substance acceptable to Bank and shall provide that Bank has no liability to such owner, holder of any lien, or any other person.

J. Until Bank exercises its rights to make collection, Borrower will diligently collect all Collateral.

4. ADDITIONAL OPTIONAL REQUIREMENTS. Borrower agrees that Bank may at its option at any time, whether or not Borrower is in default:

A. Require Borrower to deliver to Bank (i) copies of or extracts from. the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.

B. Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.

C.       Require Borrower to deliver to Bank any instruments or chattel paper.

5. DEFAULTS. Any one or more of the following shall be a default hereunder:

A.       Borrower fails to pay any Indebtedness when due.

B. Borrower breaches any term, provision, warranty or representation under this Agreement, or under any other obligation of Borrower to Bank and such breach remains uncured thirty (30) days after notice (subject to any grace period applicable thereto).

C. Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of Borrower or of any guarantor of any Indebtedness.

D. Borrower or any guarantor of any Indebtedness becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, fails in business, makes a general assignment for the benefit of creditors, dies or commences any case, proceeding or other action under any bankruptcy or other law for the relief of, or relating to, debtors.

E. Any case, proceeding or other action is commenced against Borrower or any guarantor of any Indebtedness under any bankruptcy or other law for the relief of, or relating to, debtors.

F. Any involuntary lien of any kind or character attaches to any Collateral except for liens permitted under the Business Loan Agreement between Borrower and Bank.

G. Any financial statements, certificates, schedules or other information now or hereafter furnished by Borrower to Bank proves false or incorrect in any material respect

6. BANK'S REMEDIES AFTER DEFAULT. In the event of any default Bank may do any one or more of the following

A. Declare any Indebtedness immediately due and payable, without notice or demand.

B. Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.

C. Enforce the security interest of Bank in any deposit account of Borrower maintained with Bank by applying such account to the Indebtedness.

D. Require Borrower to assemble the Collateral, including the Books and Records, and make them available to Bank at a place designated by Bank.

E. Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of Borrower's equipment, if Bank deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

F. Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to Borrower.

G. Use or transfer any of Borrower's rights and interests in any Intellectual Property now owned or hereafter acquired by Borrower, if Bank deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral. Borrower agrees that any such use or transfer shall be without any additional consideration to Borrower.
         As used in this paragraph, "Intellectual Property" includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labelling, in which Borrower has any right or interest, whether by ownership, license, contract or otherwise.

H. Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral.

I. Take such measures as Bank may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and Borrower hereby irrevocably constitutes and appoints Bank as Borrower's attorney-in-fact to perform all acts and execute all documents in connection therewith.

J. Require Borrower to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to Bank in kind.

K. Require Borrower to obtain Bank's prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any inventory.

L. Notify any account debtors, any buyers of the Collateral, or any other persons of Bank's interest in the Collateral.

M. Require Borrower to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under Bank's exclusive control.

N. Demand and collect any payments and proceeds of the Collateral. In connection therewith Borrower irrevocably authorizes Bank to endorse or sign Borrower's name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to Borrower and remove therefrom any payments and proceeds of the Collateral (delivering to Borrower the remaining portions of such mail).

7.       MISCELLANEOUS.

A. Any waiver, express or implied, of any provision hereunder and any delay or failure by Bank to enforce any provision shall not preclude Bank from enforcing any such provision thereafter.

B. Borrower shall, at the request of Bank, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as Bank may reasonably deem necessary.

C. All notes, security agreements, subordination agreements and other documents executed by Borrower or furnished to Bank in connection with this Agreement must be in form and substance satisfactory to Bank.

D. This Agreement shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

E. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

F. All terms not defined herein are used as set forth in the Uniform Commercial Code.

G. In the event of any action by Bank to enforce this Agreement or to protect the security interest of Bank in the Collateral, or to take possession of, hold, preserve, process. assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, Borrower agrees to pay immediately the costs and expenses thereof, together with reasonable attorneys' fees and allocated costs for in-house legal services.

H. Any Borrower who is married agrees that such Borrower's separate property shall be liable for payment of the Indebtedness if such Borrower is personally liable for the Indebtedness.


Date:    December 12, 1996

BANK OF AMERICA                           BORROWER
NATIONAL TRUST AND SAVINGS ASSOCIATION    Special Devices, Incorporated

X      /s/ RICK PANKOW                  X      /s/ THOMAS F. TREINAN
       -----------------------------           ----------------------------
By:    Rick Pankow, Vice President      By:    Thomas F. Treinan
                                               Chief Executive Officer/President





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